Exhibit 99.6
Press Release
Planet Technologies, Inc. Announces Completion of $3.0 Million Private Placement and June 30, 2005 Financial Results
San Diego, CA – August 3, 2005 – Planet Technologies, Inc. (“Planet”); (OTC BB: PLNT.OB) the San Diego based marketer of ALLERGY-FREE® allergy avoidance products announced the completion of its private placement of common stock for approximately $3 million at $2.50 per share. Most of the shares were acquired by Windamere III LLC, which increased its stake in the company to 26.3% and Fog City Fund, LLC, which now owns 14.8% of Planet’s common stock. The net proceeds of the offering will be used for working capital and to complete the previously announced merger with Allergy Control Products, which will be voted on by Planet shareholders at its Annual Meeting to be held August 10, 2005.
In addition, Planet today reported its financial results for the six months ending June 30, 2005, with a net loss of $469,034 and compared to a loss of $442,312 for the same period in 2004. Planet incurred increased accounting and legal expenses due to the proposed transaction between Planet and Allergy Control Products. For the six months ended June 30, 2005 loss per share was $0.21, compared to $0.27 per share for the same period in 2004.
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such statements shall be protected by the safe harbors provided for in such sections. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section entitled “Risk Factors,” and in “Item 6 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s latest Form 10-KSB and in the section entitled “Risk Factors” in the Company’s latest Definitive Proxy Statement filed with the S.E.C.
About Planet Technologies, Inc.
Planet Technologies, Inc. (OTC: PLNT.OB) is focused on providing quality care products for allergy sufferers. Planet is engaged in the business of manufacturing, selling, and distributing branded products for use by allergy sensitive persons. Allergy-Free® products, including the Aller-Pure® line of home air filters, have been sold to over half a million customers, dating back to 1985. On March 7, 2005, Planet entered into a definitive agreement to acquire Allergy Control Products, Inc. (Ridgefield, CT). Planet Technologies is committed to Improving Life Indoors™. Additional information can be found at www.planettechinc.com.

About Allergy Control Products, Inc.
Allergy Control Products offers a full line of physician-recommended allergen avoidance products for allergy relief. In 1983, Allergy Control Products introduced the first pillow and mattress encasings with an allergen-impermeable barrier to block dust mite allergen while allowing vapor permeability for enhanced comfort. Today, ACP is a recognized worldwide leader in the allergen-avoidance field. ACP’s mission is to build upon this valued leadership position by bringing the highest quality allergen avoidance solutions to an increasing number of allergy sufferers. ACP can be visited online at www.allergycontrol.com.
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Press Contact:
Bret E. Megargel
Vice President, Marketing
Planet Technologies, Inc.
1-858-457-4742 ext. 1167

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